Exhibit 10.22

FIFTH AMENDMENT TO LEASE

200 Minuteman

This Fifth Amendment to Lease (this “Amendment”) is entered into as of April 30, 2010 by and between 200 Minuteman LLC (“Landlord”) and TransMedics, Inc. (“Tenant”).

Background

A.

Landlord and Tenant entered into that certain Lease dated as of June 25, 2004 (with existing and future amendments, the ‘“Lease”) for space in the property located at 200 Minuteman Road, Andover, Massachusetts, as more particularly described therein. Capitalized terms used and not defined herein shall have the meaning given to them in the Lease.

B.	The parties have agreed to amend the Lease to change the base rent, extend the Lease term, and confirm certain other matters.

Agreement

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree and the Lease is amended as follows as of this date notwithstanding anything to the contrary:

1.        Starting as of May 1, 2010, base rent for the entire Premises will be payable at the rates set forth in Exhibit D attached to this Amendment and incorporated by this reference, and the existing Exhibit D to the Lease will be deemed deleted.

2.        In lieu of exercising its five-year Extension Option, the Lease Term is now extended for seven (7) years, so it expires on December 31, 2021 unless terminated earlier in accordance with the Lease. Tenant has no further rights to extend the Lease Term, and Addendum #1 to the Lease (Extension Option), all references to it in the Lease, and Tenant rights thereunder (which were never exercised) are deleted from the Lease.

3.        Tenant irrevocably waives any rights it may have under the Lease (in Addendum #3 to the Lease or elsewhere) to lease, or be offered the opportunity to lease, additional space on the Building’s 2nd floor. Without limiting the previous sentence, the Expansion Space under Addendum #3 no longer includes the Building’s 2nd floor.

4.        The Lease is now cross-defaulted with the lease between 30 Minuteman LLC, an entity under common control with Landlord, and Tenant, dated as of June 25, 2004, for the property located at 30 Minuteman Road (with existing and future amendments, the “30 Minuteman Lease”) as follows: Section 21(f) of the Lease is deleted and the following is substituted in its place as a Lease default: “(f) Tenant’s default and failure to cure within applicable grace periods (if any) under the 30 Minuteman Lease for so long as the landlord under the 30 Minuteman Lease is an entity controlling, controlled by or under common control with Landlord;”.

5.        (a)        The portion of the Premises consisting of 7,900 rentable square feet of space located on the first floor of the Building is referred to in this Section 5 as the “Potential Give Back Space.” If a replacement tenant is obtained for the Potential Give Back Space satisfactory to

Landlord in its sole and arbitrary discretion, and both Landlord and that replacement tenant execute and deliver a final and binding lease for the Potential Give Back Space on terms satisfactory to Landlord in its sole and arbitrary discretion, then Landlord and Tenant shall enter into an amendment to the Lease which shall include (unless otherwise agreed by them in writing), the following terms, among others as may be agreed on: (i) the Potential Give Back Space will be relinquished by Tenant and surrendered in accordance with Paragraph 3 of the Lease (“Possession and Surrender of Premises”) as of the effective date of the new lease with the replacement tenant, thus removing the Potential Give Back Space from the definition of the Premises as of that date; (ii)as of the date under such new lease that such replacement tenant commences paying rent (the “Rent Start Date”), Tenant’s Percentage will be reduced pro rata; (iii) Tenant will not be required to pay a surrender fee or other fee for such amendment; and (iv) starting as of the Rent Start Date, Exhibit D of the Lease (“Base Rent”), which is attached to this Amendment, will be recalculated as set forth in Section 5(b) below (and Tenant will pay all rent due under the Lease for the Potential Give Back Space until the Rent Start Date).

(b)        Exhibit D will be recalculated as follows: (i) the Base Rent payable for the Premises for each applicable period under the Lease will be reduced pro rata by the reduction in rentable area due to the surrender of the Potential Give Back Space, and (ii) for the same period, the Base Rent payable will be increased by an amount equal to the difference between (x) the Base Rent that otherwise would have been payable for the Potential Give Back Space under this Exhibit D absent its surrender, less (y) the Base Rent that formerly would have been payable for the Potential Give Back Space under the Lease absent the increases added by this Amendment (but assuming increases at the scheduled rate throughout the Lease Term).

6.        Each of Landlord and Tenant represents and warrants that it has had no dealings with any broker or brokerage agent in connection with this Amendment that is due a fee or other consideration from the other. Each of Landlord and Tenant covenants to pay, hold harmless and indemnify the other from and against any and all costs; expense or liability for any compensation. commissions and charges claimed by any broker or brokerage agent claiming though such party, with respect to this Amendment or the negotiation thereof arising from a breach of the foregoing warranty.

7.        The terms of the Lease. as amended hereby, are hereby ratified and the Lease is in full force and effect. Tenant confirms that Landlord has paid all inducements and other sums owed to Tenant as and when required and that to Tenant’s actual knowledge Landlord has not breached the Lease. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall, taken together, be deemed to be one instrument. This Amendment may be exchanged by and between the parties via facsimile or electronic mail.

EXECUTED under seal as of the first date written above.

200 Minuteman LLC

By:        Minuteman Master LLC, Sole Member

By:    150 Minuteman Limited

Partnership, Managing Member

By:  Niuna-150 Minuteman,

Inc., General Partner

By: /s/ Martin Spagat

Name:

Title:

Authorized Signature

TransMedics, Inc. By: /s/ Waleed Hassanein Name: Waleed Hassanein Title: CEO Authorized Signature:

3

Exhibit D

Monthly Base Rent Starting as of May 1, 2010 for Entire Premises

Lease Period	Monthly Base Rent

05/01/10-10/31/10	0.00
11/01/10-04/30/11	15,229.55
05/01/11-06/30/11	25,382.58
07/01/11-07/31/11	25,718.44
08/01/11-10/31/11	25,948.86
11/01/11-04/30/12	33;362.82
05/01/12-06/30/12	91,933.57
07/01/12-07/31/12	92,893.17
08/01/12-06/30/13	93,551.50
07/01/13-07/31/13	94,541.09
08/01/13-06/30/14	95,199.42
07/01/14-07/31/14	96,189.01
08/01/14-12/31/14	96,847.34
01/01/15-12/31/15	98,033.14
01/01/15-12/31/15	98,033.14
01/01/16-12/31/16	99,236.73
01/01/17-12/31/17	100,458.37
01/01/18-12/31/18	101,698.34
01/01/19-12/31/19	102,956.91
01/01/20-12/31/20	104,234.35
01/01/21-12/31/21	105,530.96